Exhibit 11.5


                     ACTION BY UNANIMOUS CONSENT OF THE
              BOARD OF DIRECTORS OF WALKER WINGSAIL AMERICA INC


The undersigned, being all of the directors of Walker Wingsail America Inc, hereby consent to the adoption of the following resolutions:


RESOLVED: To direct and authorise the appropriate representatives of the Corporation to recommend to the shareholders of Walker Wingsail America Inc that a takeover be agreed of Walker Wingsail America Inc by Walker Wingsail Systems plc, and in the event that sufficient consents are achieved to execute an Agreement of Takeover between the Corporation and Walker Wingsail Systems plc on the terms and conditions as set forth in a copy of said Agreement annexed hereto.

RESOLVED: That such Takeover shall become effective, if approved, on or before 31st August 1997.


Dated 10th July 1997



                                       ________________________________
                                       John Graham Walker



                                       ________________________________
                                       Jean Margaret Walker